DREYFUS GROWTH AND INCOME FUND, INC.

               SHAREHOLDER SERVICES PLAN


          Introduction: It has been proposed that the above-captioned investment company (the "Fund") adopt a Shareholder Services Plan (the "Plan") under which the
Fund would reimburse the Fund's distributor, Dreyfus
Service Corporation (the "Distributor"), for certain allocated expenses of providing personal service and/or maintaining shareholder accounts. The Plan is not to be adopted pursuant to Rule 12b-1 under the Investment
Company Act of 1940, as amended (the "Act"), and the fee payable under the Plan is intended to be a "service fee" as defined in Article III, Section 26 (a "Service
Fee"), of the NASD Rules of Fair Practice (the "NASD
Rules").
          The Fund's Board, in considering whether the Fund should implement a written plan, has requested and evaluated such information as it deemed necessary to an informed determination as to whether a written plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use Fund assets for such purposes.
          In voting to approve the implementation of such a plan, the Board has concluded, in the exercise of its reasonable business judgment and in light of applicable fiduciary duties, that there is a reasonable likelihood that the plan set forth below will benefit the Fund and its shareholders.
          The Plan: The material aspects of this Plan are as follows:
          1. The Fund shall reimburse the Distributor an amount not to exceed an annual rate of .25 of 1% of the value of the Fund's average daily net assets attributable to each class of the Fund's shares, for its allocated expenses of providing personal service to shareholders of the respective class and/or maintaining shareholder accounts; provided that, at no time, shall the amount paid to the Distributor under this Plan, together with amounts otherwise paid by the Fund as a Service Fee under the NASD Rules, exceed the maximum amount then payable under the NASD Rules as a Service
Fee. The amount of such reimbursement shall be based on an expense allocation methodology prepared by the Distributor annually and approved by the Fund's Board or on any other basis from time to time deemed reasonable by the Fund's Board.
          2. For the purposes of determining the fees payable under this Plan, the value of the net assets attributable to each class of Fund shares shall be computed in the manner specified in the Fund's Articles of Incorporation for the computation of the value of the Fund's net assets attributable to such a class.
          3.   The Board shall be provided, at least
quarterly, with a written report of all amounts expended pursuant to this Plan. The report shall state the purpose for which the amounts were expended.
          4.   This Plan will become effective
immediately upon approval by a majority of the Board members, including a majority of the Board members who are not "interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.
          5. This Plan shall continue for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved at least annually in the manner provided in paragraph 4 hereof.
          6.   This Plan may be amended at any time by
the Board, provided that any material amendments of the terms of this Plan shall become effective only upon approval as provided in paragraph 4 hereof.
          7.   This Plan is terminable without penalty
at any time by vote of a majority of the Board members who are not "interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan.

Dated:  June 23, 1993